EXHIBIT 3(i)(i)

FILED
in the office of the Secretary of State of the State of California SEP 07 2007
A0666568

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

S3 INVESTMENT COMPANY, INC.

The undersigned certify that:

1. They are the president and the secretary, respectively, of S3 Investment Company, Inc., a California corporation.

2. Article IV Section 1 of the Articles of Incorporation of this corporation hereby reads as follows:

The authorized capital stock of the Corporation is Six Hundred Million (600,000,000), of which Five Hundred Million (500,000,000) shares with a par value of $.001 per share, shall be designated “Common Stock,” and of which One Hundred Million (100,000,000) shares with a par value of $.001 per share, shall be designated “Preferred Stock”.

2. Article IV Section 1 of the Articles of Incorporation of this corporation is amended to read as follows:

The authorized capital stock of the Corporation is Five Billion (5,000,000,000), of which Four Billion Nine Hundred Million (4,900,000,000) shares with a par value of $.001 par share, shall be designated, “Common Stock,” and of which One Hundred Million (100,000,000) shares with a par value of $.001 per share, shall be designated “Preferred Stock”.

3. The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code.  The total number of outstanding shares of the corporation is One Hundred Fifty Nine Million One Hundred Ninety Seven Thousand Eight Hundred Twenty Five Shares of Common Stock, Twelve Million Shares of Series B Preferred Stock and One Million Shares of Series C Preferred Stock.  The number of shares voting in favor of the amendment equaled or exceeded the vote required.  The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: August 31, 2007

                                           S3 INVESTMENT COMPANY, INC.

                        By: /s/ James Bickel

                                                 James Bickel, President

By: /s/ Bruce Ruberg

                         Bruce Ruberg, Secretary